Exhibit 10.28

Written Description of
SunEdison, Inc. Cash Incentive Plan
Covering Executive Officers

SunEdison, Inc. ("SunEdison" or the "Company") maintains a cash incentive plan that covers the Chief Executive Officer and the Company's other executive officers. Under current practice, the Compensation Committee (the "Committee") makes annual cash awards under the plan to executive officers to recognize and reward Company and individual performance.
For each participant, the Committee establishes threshold, target and maximum bonus levels that are defined as a percentage of the participant's base salary. The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that performance goal. The "maximum" level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the "target" represents the target level of performance. The actual bonus, if any, attributable to each performance goal is calculated based on the actual performance compared to these “threshold," "target" and "maximum" performance levels. The "threshold," "target" and "maximum" levels for each category of executives under the plan are generally as follows:

	Threshold	Target	Max
CEO	63%	125%	250%
EVP	38%	75%	150%
SVP	30%	60%	120%
VP	15-20%	30-40%	50-80%
The plan has two main components: a Company milestone component and a personal goal component. The Company-based and personal performance metrics account for varying levels of the total potential award under the 2012 short term incentive plan as follows:

	Company Metrics	Personal Metrics
CEO,	80%	20%
EVP, SVP	80%	20%
VP	60%	40%

As a result, the bonus paid to the CEO, if any, is 80% tied to Company metrics. The Company's executive officer s have a number of quarterly, semi-annual and/or annual performance objectives including those tied to the Company's financial performance, along with a number of individual performance and financial objectives applicable to each executive officer's functional area. These objectives are reviewed and approved by the Committee on an annual basis. Based on the achievement against these performance objectives, the executive officers are entitled to receive cash awards, which are generally paid on an annual basis.

The plan is non-contractual. The Company maintains the right to terminate or amend the cash incentive plan at any time.